Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-255413) pertaining to the 2013 Stock Plan, 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of DigitalOcean Holdings, Inc., and
2.Registration Statement (Form S-8 No. 333-255440) pertaining to the 2013 Stock Plan of DigitalOcean Holdings, Inc.;
of our reports dated February 22, 2023, with respect to the consolidated financial statements of DigitalOcean Holdings, Inc., and the effectiveness of internal control over financial reporting of DigitalOcean Holdings, Inc. included in this Annual Report (Form 10-K) of DigitalOcean Holdings, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
New York, NY
February 22, 2023